Exhibit 99.1

Exactech 2006 Revenue Up 13% to $102.4M;

Net Income $7.8M or $0.67 EPS

Q4 Revenue $26.2M, Net Income $2.3M or $0.19 EPS

Gainesville, Fla., February 26, 2007 — Exactech, Inc. (Nasdaq: EXAC) announced today that revenue for fiscal year 2006 increased 13% to $102.4 million from $91.0 million in 2005. Net income for the year was $7.8 million or $0.67 diluted earnings per share for the year, compared with net income of $6.6 million or $0.57 diluted earnings per share during 2005.

Exactech Chairman and CEO Bill Petty said, “Our results in 2006 exceeded our guidance given earlier in the year. For the first time in our company’s history we surpassed $100 million in annual sales. We continued to improve our internal manufacturing capabilities, further strengthened our supply chain and made significant advancements in the development of new product lines.”

For the fourth fiscal quarter ended December 31, 2006, revenue increased 13% to $26.2 million compared with $23.0 million in the fourth quarter of 2005. Net income for the fourth quarter was $2.3 million or $0.19 per diluted share versus net income of $1.8 million or $0.16 per diluted share a year earlier.

Petty said, “Total knee sales increased 8% to $53.6 million in 2006, while hip sales rose 13% to $17.9 million. During the fourth quarter, knee sales were up 12% to $13.3 million and hip sales were up 22% to $4.9 million. Revenues from our biologics division were up 17% for the year to $13.3 million. International sales for the year rose 20% to $22.3 million from $18.6 million in 2005. International sales represented 21.7% of total sales in 2006, compared with 21.5% of total sales in the prior period. In the fourth quarter, international sales increased 11% to $5.7 million from $5.1 million in the same quarter of 2005.

“We believe 2007 will be another strong year for our business as we build on the momentum of 2006. Our flagship Optetrak® knee system is enhanced by the roll-out of a unicondylar option, Ligament Balancing System™ and Low Profile Instrumentation™, as well as the expansion of our Rotating Bearing Knee system outside of the U.S. Important, on-going expansions to the Novation hip system support the recent growth we’ve experienced with our hip line. We continue to build strong relationships with shoulder surgeons who have shown great interest in the reverse shoulder system, which is pending FDA clearance. Our 2006 introduction of the InterSpace pre-formed cement shoulder spacer expands this unique product line.

Exactech

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Exactech’s Biologics division is rapidly expanding the Optecure™ brand and is currently launching a line extension that includes cortical cancellous bone chips. Additional formulations are also in development with introduction targeted for later this year. Market introduction of our Accelerate™ platelet concentrating system is in process and proving to be of interest to a wide range of surgeons.”

Chief Financial Officer Jody Phillips said, “We made significant financial improvements during 2006 by reducing our inventories by $2.7 million and our total debt by $6.4 million, both during a time when we expanded our product lines. Our gross margins in 2006 were relatively steady at 64.3% as compared to 64.9% in the prior year. A reclassification of royalty expenses to cost of sales from operating expenses in the amount of 3.0% of sales had an offsetting immaterial impact on both years. As a percent of sales, total operating expenses for the year were 50.7% in 2006 compared to 52.4% in 2005, due to leverage of administration and overhead costs over the larger sales base. General and administrative expenses increased 1% for the year and sales and marketing expenses increased 11%, consistent with the company’s growth in sales. Research and development expenses in 2006 increased 6%, but decreased slightly as a percent of sales compared to 2005.

Looking forward, the company said its target for diluted earnings per share in the first quarter ending March 31, 2007 is in the range of $0.15 to $0.16 based on anticipated revenues of $27 million to $29 million. The company said its forecast for 2007 is for revenue in the range of $112 million to $118 million and diluted EPS of $0.72 to $0.76. The foregoing statements regarding targets for the quarter and full year are forward-looking and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

The financial statements follow.

A conference call to discuss fourth quarter and year-end results is scheduled for 5 p.m. Eastern today. To participate, call (800) 819-9193 any time after 4:50 p.m. Eastern Time on Feb. 26. International and local callers should dial (913) 981-4911. While in conference, if callers should experience any difficulty or require operator assistance, they can press the (*) followed by the (0) button. This will call an operator to the line.

A live webcast of the call will be available at www.vcall.com/IC/CEPage.asp?ID=113505 and http://www.hawkassociates.com/exacmore.aspx. It will be archived until May 27.

About Exactech

Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a

Exactech

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result of injury or diseases such as arthritis. Exactech markets its products in the United States and Australia, and in more than 25 countries in Europe, Asia and Latin America. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com and http://www.hawkassociates.com.

An investment profile on Exactech may be found at http://www.hawkassociates.com/exacprofile.aspx.

Questions should be directed to Frank Hawkins or Julie Marshall of Hawk Associates, Inc. at (305) 451-1888, e-mail: info@hawkassociates.com.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

EXACTECH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	December 31,	December 31,
	2006	2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,006	$1,007
Trade receivables, net of allowances of $572 and $458	17,524	17,360
Prepaid expenses and other assets, net	1,544	1,040
Inventories	50,421	53,134
Deferred tax assets	1,228	1,014

Total current assets	72,723	73,555
PROPERTY AND EQUIPMENT:
Land	1,015	1,015
Machinery and equipment	14,851	13,483
Surgical instruments	26,189	24,186
Furniture and fixtures	2,078	1,957
Facilities	10,481	8,884

Total property and equipment	54,614	49,525
Accumulated depreciation	(22,386)	(18,843)
Facilities expansion in progress	—	1,507

Net property and equipment	32,228	32,189
OTHER ASSETS:
Product licenses and designs, net	994	1,140
Deferred financing costs, net	228	283
Notes receivable - related party	2,904	2,053
Other investments	398	571
Advances and deposits	466	879
Patents and trademarks, net	3,938	4,169
Goodwill	352	352

Total other assets	9,280	9,447

TOTAL ASSETS	$114,231	$115,191

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$5,621	$9,874
Income taxes payable	113	367
Current portion of long-term debt	1,633	1,109
Commissions payable	2,091	1,704
Royalties payable	703	625
Other liabilities	1,779	1,406

Total current liabilities	11,940	15,085
LONG-TERM LIABILITIES:
Deferred tax liabilities	3,577	3,757
Line of credit	11,116	17,328
Long-term debt, net of current portion	10,668	11,253
Other long-term liabilities	7	35

Total long-term liabilities	25,368	32,373

Total liabilities	37,308	47,458

SHAREHOLDERS’ EQUITY:
Common stock	115	114
Additional paid-in capital	25,105	23,698
Accumulated other comprehensive income	(5)	(35)
Retained earnings	51,708	43,956

Total shareholders’ equity	76,923	67,733

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$114,231	$115,191

EXACTECH, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share amounts) (Unaudited)

	Three Month Period		Twelve Month Period
	Ended December 31,		Ended December 31,
	2006	2005	2006	2005
NET SALES	$26,155	$23,054	$102,430	$91,016

COST OF GOODS SOLD	9,121	7,970	36,571	31,959

Gross profit	17,034	15,084	65,859	59,057

OPERATING EXPENSES:
Sales and marketing	7,870	6,476	30,012	27,046
General and administrative	2,691	2,403	9,955	9,815
Research and development	1,614	1,498	6,241	5,879
Depreciation and amortization	1,508	1,417	5,718	4,989

Total operating expenses	13,683	11,794	51,926	47,729

INCOME FROM OPERATIONS	3,351	3,290	13,933	11,328

OTHER INCOME (EXPENSE):
Interest income	69	47	238	126
Interest expense	(450)	(366)	(2,179)	(810)
Foreign currency exchange (loss) gain	(20)	8	(114)	35

INCOME BEFORE PROVISION FOR INCOME TAXES	2,950	2,979	11,878	10,679

PROVISION FOR INCOME TAXES	695	1,049	3,954	3,745

EQUITY IN NET LOSS OF OTHER INVESTMENTS	(5)	(92)	(172)	(330)

NET INCOME	$2,250	$1,838	$7,752	$6,604

BASIC EARNINGS PER SHARE	$0.20	$0.16	$0.68	$0.59

DILUTED EARNINGS PER SHARE	$0.19	$0.16	$0.67	$0.57

SHARES—BASIC	11,509	11,350	11,441	11,209

SHARES—DILUTED	11,710	11,549	11,651	11,509